SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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DIVERSA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 2, 2002

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Tuesday, May 21, 2002, at 1:30 p.m. local time at Diversa’s offices, located at 4955 Directors Place, San Diego, California 92121. We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect two directors to our Board of Directors and to ratify the Board’s selection of auditors.

We will also present a report on our operations and activities. Following the meeting, management will be pleased to answer your questions about Diversa.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARDS SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.

Sin	cerely,

Jay	M. Short, Ph.D.
Pre	sident and Chief Executive Officer

DIVERSA CORPORATION
4955 Directors Place
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2002

TO THE STOCKHOLDERS OF DIVERSA CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DIVERSA CORPORATION, a Delaware corporation (the “Company”), will be held on Tuesday, May 21, 2002 at 1:30 p.m. local time at the offices of the Company, 4955 Directors Place, San Diego, California 92121, for the following purposes:

1.  To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

2.  To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its year ending December 31, 2002.

3.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 25, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY	ORDER OF THE BOARD OF DIRECTORS

Ka	rin Eastham
Sen	ior Vice President, Finance
Ch	ief Financial Officer and Secretary

San Diego, California
April 2, 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIVERSA CORPORATION
4955 Directors Place
San Diego, California 92121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of DIVERSA CORPORATION, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 21, 2002, at 1:30 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 4955 Directors Place, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on March 25, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 25, 2002, the Company had outstanding and entitled to vote 35,596,198 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 4955 Directors Place, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 13, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2003 annual meeting of stockholders must do so by no later than February 20, 2003 and no earlier than January 21, 2003. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of eight members. There are two directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting of Stockholders

Mr. Peter Johnson, 56, has been a director since December 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc., a biopharmaceuticals company, and served as its president and chief executive officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a privately-held company and two non-profit organizations. Mr. Johnson received a B.A. and an M.A. from the University of California.

Mr. Donald D. Johnston, 76, has been a director since September 1993. Since 1986, Mr. Johnston has worked as a consultant for various companies, including Johnson & Johnson, a health care products company, Human Genome Sciences, Inc., a biotechnology company, and HealthCare Investment Corporation, a health care venture capital company. He worked in product and general management for Johnson & Johnson from 1962 to 1986, including serving as president of J&J Baby Products Co. from 1972 to 1977. Mr. Johnston also served as a director of Johnson & Johnson from 1975 through 1986. Mr. Johnston currently serves as a director of Osteotech, Inc., a bioprocessing, biomaterials, and medical device company. Mr. Johnston received a B.A. from the University of Cincinnati.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2003 Annual Meeting of Stockholders

Dr. James H. Cavanaugh, 64, has been a director since December 1992 and the Company’s Chairman since October 1998. Since 1988, Dr. Cavanaugh has served as president of HealthCare Ventures LLC, a health care venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan

International. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is a director of MedImmune, Inc., and non-executive chairman of the board of Shire Pharmaceuticals Group plc. He also serves on the boards of Versicor, Inc., 3-Dimensional Pharmaceuticals, Inc., the National Center for Genome Resources, and the National Committee for Quality Health Care. Dr. Cavanaugh received a Ph.D. and M.A. from the University of Iowa and a B.S. from Farleigh Dickinson University.

Dr. Jay M. Short, 43, has been a director and the Company’s Chief Technology Officer since September 1994 and was also appointed President in June 1998 and Chief Executive Officer in February 1999. Before joining the Company, Dr. Short served as president of Stratacyte, Inc. and vice president of research and development and operations for Stratagene Cloning Systems. Dr. Short currently serves as a director for Invitrogen Corporation and StressGen Biotechnologies Corp. Dr. Short received his Ph.D. from Case Western Reserve University and his B.A. from Taylor University.

Dr. Melvin I. Simon, 64, has been a director since May 1994. Dr. Simon also currently serves as resident scientific advisor to the Company. Dr. Simon was chairman and has been a professor in the Division of Biology at the California Institute of Technology since 1982, where he is currently the Anne P. and Benjamin F. Biaggini Professor of Biological Sciences. From 1965 to 1982, Dr. Simon was a professor at the University of California, San Diego. He received a B.S. from the City College of New York and a Ph.D. from Brandeis University.

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

Ms. Patricia M. Cloherty, 59, has been a director since May 1996. Since 1995, Ms. Cloherty has served as chair of the U.S.-Russia Investment Fund, established by the U.S. government to invest in Russian companies. From 1988 through December 2000, she was a general partner, and successively, senior vice president, president, and co-chair of Patricof & Co. Ventures, Inc., an international venture capital firm. From 1970 to 1977, she also was a general partner of that firm. She served in government as deputy administrator of the U.S. Small Business Administration from 1977 through 1978. She is past president and chair of the National Venture Capital Association. She is a director of Lexicon Genetics, Inc. and of several privately-held companies and philanthropies. She holds a B.A. from the San Francisco College for Women and an M.A. and an M.I.A. from Columbia University.

Mr. Mark Leschly, 33, has been a director since August 1999. Mr. Leschly is a managing director of Rho Management Company, Inc., an international asset management firm, a position he has held since July 1999. From 1994 to July 1999, Mr. Leschly was a general partner of HealthCare Ventures LLC, a health care venture capital management company. Prior to joining HealthCare Ventures, he worked at McKinsey & Company, a management consulting company. Mr. Leschly is a director of Versicor, Inc. and of several privately-held companies and is a member of the advisory board of the Harvard AIDS Institute. Mr. Leschly received a B.A. from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Dr. Wayne T. Hockmeyer, 57, has served as a director since August 2001. Dr. Hockmeyer founded MedImmune, Inc., a biopharmaceutical company, in April 1988 as president and chief executive officer, was elected to serve on its board of directors in May 1988, and became chairman in May 1993. He relinquished his position as its chief executive officer in October 2000 and currently serves as its chairman. Dr. Hockmeyer is also a member of the board of directors of Digene Corporation, Intermune Pharmaceuticals, Inc., GenVec, Inc., TolerRx, and Advancis Pharmaceutical Corp. Dr. Hockmeyer has also been appointed by Governor Parris Glendening to, and currently serves on, the Maryland Economic Development Commission and the Maryland Technology Development Corporation. He is also a member of the board of directors of the Biotechnology Industry Organization and the Technology Council of Maryland, as well as a member of the Board of Visitors of the University of Maryland Biotechnology Institute and the University of Maryland Baltimore County. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and earned his Ph.D. from the University of Florida.

Board Committees and Meetings

During the year ended December 31, 2001, the Board of Directors held four meetings and acted by unanimous written consent three times. During 2001, the Board had an Audit Committee and a Human Resources Committee.

The Audit Committee meets with the Company’s independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The Audit Committee is currently composed of three directors: Messrs. Johnston (Committee Chairman) and Leschly, and Dr. Hockmeyer. It met twice during 2001. Additionally, the Audit Committee Chairman held four meetings during the year with management and representatives from the Company’s auditors to review the Company’s quarterly financial press releases prior to issuance. All members of the Company’s Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. During 2000, the Audit Committee reviewed and adopted an amended written charter for the committee.

The Human Resources Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Human Resources Committee is composed currently of three outside directors: Dr. Cavanaugh (Committee Chairman), Ms. Cloherty, and Mr. Johnson. It met four times during the year.

During the year ended December 31, 2001, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Compensation of Directors

Each non-employee director of the Company receives a fee of $1,500 per meeting. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors. In the year ended December 31, 2001, the total compensation paid to non-employee directors was $40,500 for their service on the Board of Directors. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”).

Option grants under the Directors’ Plan are non-discretionary. On the day following the annual stockholders’ meeting (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company will be automatically granted under the Directors’ Plan, without further action by the Company, the Board of Directors, or the stockholders of the Company, an option to purchase 5,000 shares of common stock, prorated to the extent that a director did not serve as a director since the preceding annual meeting. Additionally, each person who for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 20,000 shares of common stock, provided such person has not previously been in the Company’s employ. No other options may be granted at any time under the Directors’ Plan.

Options granted under the Directors’ Plan vest in equal monthly installments over three years from the date of grant and must be exercised within ten years from the date of grant, subject to earlier termination following the optionee’s cessation of service. Options granted under the Directors’ Plan may be exercised prior to vesting, subject to the Company’s right of repurchase. Outstanding options under the Directors’ Plan will vest in full on an accelerated basis upon certain changes in control or ownership of the Company, unless assumed or replaced with substitute options by the successor entity. The exercise price of options under the Directors’ Plan will equal 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the Directors’ Plan are generally transferable to family members and trusts under which the director or members of the director’s family are beneficiaries. Unless otherwise terminated or amended by the Board of Directors, the Directors’ Plan automatically terminates when all of the Company’s common stock reserved for issuance under the Directors’ Plan has been issued.

During 2001, the Company granted options aggregating 50,000 shares to seven non-employee directors of the Company at exercise prices ranging from $13.94 to $16.15 per share. As of February 15, 2002, options for 138 shares had been exercised under the Directors’ Plan.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by Delaware law, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Audit Fees.    During the year ended December 31, 2001, the aggregate fees billed to the Company by Ernst & Young LLP for the audit of the Company’s financial statements for the year and for the reviews of the Company’s interim financial statements were $70,000. In addition, the aggregate audit-related fees billed to the Company by Ernst & Young LLP during 2001 were $3,000.

Financial Information Systems Design and Implementation Fees.    During the year ended December 31, 2001, no fees for financial information systems design and implementation were billed to the Company by Ernst & Young LLP.

All Other Fees.    During the year ended December 31, 2001, the aggregate fees billed to the Company by Ernst & Young LLP for professional services other than audit fees and financial information systems design and implementation fees were $30,000, consisting primarily of fees relating to the preparation of the Company’s income tax returns and other tax consulting.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2002 by:

•	each person known by the Company to be a beneficial owner of more than five percent of its common stock;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table; and

•	all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Funds Affiliated with HealthCare Ventures(2)	6,497,766	18.3%
44 Nassau Street
Princeton, New Jersey 08542

Syngenta Seeds AG	1,928,610	5.4%
Schwarzwaldallee 215
CH-4002 Basel
Switzerland

Jay M. Short, Ph.D.(3)	1,594,573	4.3%
William H. Baum(4)	311,111	*
Karin Eastham(5)	271,751	*
R. Patrick Simms(6)	150,598	*
Carolyn A. Erickson(7)	162,592	*
James H. Cavanaugh, Ph.D.(8)	6,530,537	18.4%
Patricia M. Cloherty(9)	184,699	*
Peter Johnson(10)	51,657	*
Donald D. Johnston(11)	683,403	1.9%
Mark Leschly(12)	1,735,391	4.9%
Wayne T. Hockmeyer, Ph.D.(13)	30,000	*
Melvin I. Simon, Ph.D.(14)	509,873	1.4%
All executive officers and directors as a group (12 persons)(15)	12,216,185	32.4%

*	Less than one percent.

(1)
This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 35,503,292 shares outstanding on February 15, 2002, adjusted as required by rules promulgated by the SEC.

(2)	Includes:
•	3,231,679 shares held by HealthCare Ventures III, L.P.;
•	949,929 shares held by HealthCare Ventures IV, L.P.;
•	1,677,658 shares held by HealthCare Ventures V, L.P.; and
•	638,500 shares held by HealthCare Ventures VI, L.P.

(3)
Includes 1,168,749 shares Dr. Short has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 165,835 shares are subject to vesting and the Company’s right of repurchase. Also includes 422,366 shares held of record by a trust for which Dr. Short serves as trustee and 1,672 shares held by Dr. Short’s children.

(4)
Includes 151,125 shares Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 77,566 shares are subject to vesting and the Company’s right of repurchase.

(5)
Includes 192,851 shares Ms. Eastham has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 82,477 shares are subject to vesting and the Company’s right of repurchase. Also includes 2,000 shares held by Ms. Eastham’s children.

(6)
Includes 68,479 shares Mr. Simms has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 39,597 are subject to vesting and the Company’s right of repurchase. Also includes 81,682 shares held of record by a trust for which Mr. Simms serves as trustee.

(7)
Includes 161,442 shares Ms. Erickson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 59,341 shares are subject to vesting and the Company’s right of repurchase.

(8)
Includes 6,497,766 shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. Dr. Cavanaugh is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of each of the general partners of these funds, none of whom are affiliated with the Company. Dr. Cavanaugh disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 32,771 shares Dr. Cavanaugh has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 11,327 shares are subject to vesting and the Company’s right of repurchase.

(9)
Includes 32,771 shares Ms. Cloherty has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 11,327 shares are subject to vesting and the Company’s right of repurchase.

(10)
Includes 46,657 shares Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 3,612 shares are subject to vesting and the Company’s right of repurchase.

(11)
Includes 635,632 shares held of record by a trust for which Mr. Johnston serves as trustee and 15,000 shares held of record by a trust for which Mr. Johnston’s spouse serves as trustee. Also includes 32,771 shares Mr. Johnston has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 3,612 shares are subject to vesting and the Company’s right of repurchase.

(12)
Includes 1,634,230 shares held by Rho Management Trust II, including 20,459 shares issuable upon exercise of warrants exercisable within 60 days, and 47,931 shares held by Rho Management Partners L.P., an affiliate of Rho Capital Partners, Inc. Mr. Leschly is a managing director of Rho Capital Partners, Inc., which is a financial advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 32,771 shares Mr. Leschly has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 11,327 shares are subject to vesting and the Company’s right of repurchase.

(13)
Includes 20,000 shares Dr. Hockmeyer has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 15,556 shares are subject to vesting and the Company’s right of repurchase.

(14)
Includes 250,360 shares Dr. Simon has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 62,500 shares are subject to vesting and the Company’s right of repurchase. Also includes 13,500 shares held of record by a trust for which Dr. Simon serves as trustee.

(15)
Includes 2,190,747 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days, of which 544,047 are subject to vesting and the Company’s right of repurchase.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except as described below: Mr. Simms was inadvertently late in reporting the exercise of options in January 2001 to acquire 21,696 shares; and Dr. Cavanaugh was inadvertently late in reporting the receipt in May 2001 of an option to purchase 5,000 shares. In both cases, the required filings were made promptly after discovery of the oversight.

EXECUTIVE OFFICERS

Name	Age	Position
Jay M. Short, Ph.D.	43	President, Chief Executive Officer, Chief Technology Officer, and Director
William H. Baum	56	Senior Vice President, Business Development
Karin Eastham	52	Senior Vice President, Finance, Chief Financial Officer, and Secretary
R. Patrick Simms	57	Senior Vice President, Operations
Carolyn A. Erickson	37	Vice President, Intellectual Property

Dr. Jay M. Short’s biography is included above with those of the other members of the Board of Directors.

Mr. William H. Baum joined the Company in August 1997 as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999. Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, from July 1993 to August 1997. Prior to joining International Specialty, Mr. Baum was with Betz Laboratories, also a specialty chemical company, for 20 years in a variety of international and domestic executive management positions, including Executive Vice President of European Operations and as Managing Director of Betz GmbH. Mr. Baum received a B.S. from Widener University.

Ms. Karin Eastham was appointed the Company’s Senior Vice President, Finance, Chief Financial Officer, and Secretary in May 1999. Ms. Eastham served as Vice President, Finance and Administration and Chief Financial Officer of CombiChem, Inc., a computational chemistry company, from April 1997 to April 1999. From October 1992 through April 1997, Ms. Eastham served as Vice President, Finance and Administration and Chief Financial Officer of Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from June 1976 to August 1988. Ms. Eastham is a director of Oncosis, Inc., a biotechnology company. Ms. Eastham received a B.S. and an M.B.A. from Indiana University. She is a Certified Public Accountant.

Mr. R. Patrick Simms has served as the Company’s Senior Vice President, Operations since October 1998. He served as the Company’s Vice President, Process Engineering and Manufacturing from February 1997 to October 1998. Mr. Simms served as Senior Vice President, Business Development and Manufacturing, at Biosys, Inc., an agricultural biotechnology company focusing on natural insecticide products, from March 1990 to February 1997. Biosys filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1996. Mr. Simms subsequently filed for liquidation under Chapter 7 of the U.S. Bankruptcy Code in 1997. From December 1984 to March 1990, Mr. Simms served as Vice President, Commercial Operations, at Genencor International, Inc., a biotechnology company focusing on industrial enzymes. Prior to joining Genencor, Mr. Simms spent 18 years with A.E. Staley in a wide range of technical and operational positions. Mr. Simms received a B.S. from West Virginia University.

Ms. Carolyn A. Erickson has served as Vice President, Intellectual Property since November 1999. From July 1994 to November 1999, Ms. Erickson held several positions with the Company, including Director of Intellectual Property and Manager, Business Development & Regulatory Affairs. Prior to joining the Company, from April 1988 to June 1994, Ms. Erickson held several positions in Business Development/Technology Transfer, Product Management, Marketing and Technical Sales for Stratagene Cloning Systems. Ms. Erickson is a Registered Patent Agent and received a B.A. from the University of California, San Diego.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows for the years ended December 31, 2001, 2000, and 1999, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”) at December 31, 2001:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other		Securities Underlying Options
Jay M. Short, Ph.D.	2001	$320,000		$256,000	(1)	$7,996	(2)	—
President, Chief Executive Officer, and	2000	$284,000		$249,920		—		306,453
Chief Technology Officer	1999	$262,333		$642,000	(3)	—		—

William H. Baum	2001	$260,000		$130,000		$1,500	(2)	90,000
Senior Vice President, Business	2000	$224,400		$124,420		—		45,000
Development	1999	$207,400		$42,636		—		199,609

Karin Eastham	2001	$250,000		$125,000		$1,500	(2)	60,000
Senior Vice President, Finance, Chief	2000	$222,600		$123,430		$300,315	(4)	45,000
Financial Officer, and Secretary	1999	$142,100	(5)	$44,520		—		277,718

R. Patrick Simms	2001	$208,092		$79,488		$1,797	(2)	28,200
Senior Vice President, Operations	2000	$196,350		$71,686		—		28,200
	1999	$188,558		$35,343		—		95,465

Carolyn A. Erickson	2001	$175,000		$70,000		$1,500	(2)	45,000
Vice President, Intellectual Property	2000	$125,000		$51,000		—		36,000
	1999	$92,500		$25,000		—		140,594

(1)	A portion of which remains to be paid upon the achievement of a specific performance objective.
(2)	The amounts shown relate to Company-paid tax preparation services.
(3)
Of the $642,000, $500,000 consists of a payment made in 1999 that was awarded to Dr. Short in June 1998 at the time of his appointment as the Company’s President. The remaining $142,000 consists of a bonus earned by Dr. Short in 1999 for his overall leadership and management of the Company.

(4)
Consists of $208,104 in ordinary income from the removal in 2000 of the Company’s repurchase right in 11,572 shares of common stock acquired from the early exercise of a nonstatutory stock option in 1999. Also includes a tax gross-up of $92,211 to compensate Ms. Eastham for the permanent tax difference relating to the failure to timely file a Form 83(b) election with the IRS for this early exercise.

(5)	Ms. Eastham commenced her employment as Senior Vice President, Finance, Chief Financial Officer, and Secretary in April 1999 at a base salary of $210,000.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 1997 Equity Incentive Plan (the “1997 Plan). The 1997 Plan permits the grant of incentive stock options, nonstatutory stock options, stock bonuses, and restricted stock purchase awards to employees, directors, and consultants of the Company. As of February 15, 2002, options to purchase a total of 4,834,812 shares of the Company’s common stock were outstanding under the 1997 Plan, and options to purchase 2,712,908 shares remained available for grant thereunder.

The following tables show, for the year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%	10%
Jay M. Short, Ph.D.	—	—	—	—	—	—
William H. Baum	90,000	6.2%	$14.35	12/19/11	$812,000	$2,058,000
Karin Eastham	60,000	4.1%	$14.35	12/19/11	$541,000	$1,372,000
R. Patrick Simms	28,200	1.9%	$14.35	12/19/11	$254,000	$645,000
Carolyn A. Erickson	45,000	3.1%	$14.35	12/19/11	$406,000	$1,029,000

(1)	Based on options to purchase 1,458,953 shares of the Company’s common stock granted to employees during the year ended December 31, 2001 under the 1997 Plan.
(2)	All options were granted at or above the fair market of the Company’s common stock on the date of grant.
(3)
The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming annual appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001(1) Exercisable / Unexercisable
Jay M. Short, Ph.D.	65,197	$589,153	921,151 / 316,348	$10,938,229 / $1,699,697
William H. Baum	62,545	$753,496	57,188 / 214,876	$560,518 / $1,118,185
Karin Eastham	29,500	$264,975	90,235 / 193,554	$974,455 / $1,229,728
R. Patrick Simms	71,598	$990,370	17,357 / 98,710	$133,655 / $ 620,009
Carolyn A. Erickson	—	—	90,522 / 140,670	$1,012,281 / $ 837,120

(1)
Represents the closing price on December 31, 2001 less the option exercise price, multiplied by the number of in-the-money shares. The closing price per share was $14.15 on the last trading day of the year as reported on the Nasdaq National Market.

Employment Agreements

In August 1994, the Company entered into an employment offer letter with Jay M. Short, Ph.D., President, Chief Executive Officer, and Chief Technology Officer. Pursuant to his employment offer letter, Dr. Short’s annual compensation was initially set at a base salary of $200,000 and a target bonus of 20% of his base salary. The 20% bonus was guaranteed for the first year. Dr. Short also received a signing bonus of $75,000. In addition, the Company granted Dr. Short 56,847 shares of common stock, and he also received a stock option under the Company’s 1994 Plan to purchase 34,108 shares of common stock at an exercise price of $0.03 per share. In the event Dr. Short’s employment is terminated without cause, he will receive severance compensation equal to six months’ salary.

In June 1998, the Company entered into a second letter agreement with Dr. Short under which the Company paid Dr. Short a bonus of $500,000 in each of June 1998 and June 1999 and granted him a stock option under the 1997 Plan to purchase 1,001,744 shares of common stock at an exercise price of $0.58 per share. This option vested 25% in June 1999 with the remainder vesting in equal quarterly installments over the following three years. However, vesting of this option will be accelerated in full upon the sale of the Company or upon Dr. Short’s termination of employment without cause.

In July 1997, the Company entered into an employment offer letter with William H. Baum, Senior Vice President, Business Development. Pursuant to his employment offer letter, Mr. Baum’s annual compensation was initially set at a base salary of $195,000 and a target bonus of 20% of his base salary, with a guaranteed bonus of $13,000 for 1997 only. Mr. Baum also received a hiring bonus of $30,000, paid in two equal installments on September 1, 1997 and March 1, 1998. In addition, the Company granted Mr. Baum a stock option under the 1997 Plan to purchase 95,466 shares of common stock at an exercise price of $0.43 per share. Mr. Baum was offered the right to purchase up to $50,000 of the Company’s Series D preferred stock on the same terms offered to other Series D preferred stock investors. Mr. Baum exercised this right in October 1997 and acquired 58,824 shares of Series D preferred stock in exchange for delivery of a promissory note for $50,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Baum was reimbursed $50,000 for relocation costs. In the event Mr. Baum’s employment is terminated without cause, he will receive severance compensation equal to six months of his then-current base salary, and the Company will continue to pay his employee benefits until he commences new employment.

In April 1999, the Company entered into an employment offer letter with Karin Eastham, Senior Vice President, Finance and Chief Financial Officer. Pursuant to her employment offer letter, Ms. Eastham’s annual compensation was initially set at a base salary of $210,000 and a target bonus of 20% of her base salary. The 20% bonus was guaranteed for the first year. In addition, the Company granted Ms. Eastham a stock option under the 1997 Plan to purchase 208,289 shares of the common stock at an exercise price of $1.73 per share.

In February 1997, the Company entered into an employment offer letter with R. Patrick Simms, Senior Vice President, Operations. Pursuant to his employment offer letter, Mr. Simms’ annual compensation was initially set at a base salary of $165,000 and a bonus of up to 20% of his base salary. The calculation of each annual bonus is based on both Mr. Simms’ job performance as well as the Company’s performance. In addition, Mr. Simms received a stock option under the 1997 Plan to purchase 69,429 shares of common stock at an exercise price of $0.43 per share. Mr. Simms was also offered the right to purchase up to $50,000 of the Company’s Series B preferred stock on the same terms offered to other Series B preferred stock investors. Mr. Simms exercised this right in May 1997 and acquired 39,147 shares of Series B preferred stock in exchange for $25,000 in cash and delivery of a promissory note for $25,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Simms also was reimbursed $25,000 for relocation costs. In the event that Mr. Simms’ employment is terminated without cause, he will receive severance compensation equal up to six months’ base salary and benefits until he commences new employment.

In July 1994, the Company entered into an employment offer letter with Carolyn A. Erickson, Vice President, Intellectual Property. Pursuant to her employment offer letter, Ms. Erickson’s annual compensation was initially set at a base salary of $40,000. In addition, Ms. Erickson was granted a stock option under the 1994 Plan to purchase 347 shares of common stock at an exercise price of $0.43 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Human Resources Committee of the Board of Directors. The Human Resources Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and recommend policies for employee compensation and benefits to the Board of Directors.

The Human Resources Committee and the Company’s management are committed to providing compensation which will enable the Company to:

•	attract and retain superior employees;

•	encourage and reward exceptional performance; and

•	align the interests of stockholders and employees;

Executive compensation presently consists of base salary, incentive bonuses, and long-term equity compensation.

Base Salary

Base salary ranges are based on compensation surveys of comparable companies and are regularly reviewed to confirm their competitiveness. The base salaries of executives are reviewed annually and, as warranted, are adjusted to reflect changes in responsibilities, attainment of personal goals, and prevailing salary practices.

Incentive Bonus

The incentive bonus opportunity of each executive is expressed as a percentage of his or her base salary and reflects the relative capacity of each executive to affect the results of the Company. In addition to the Company’s overall revenue and earnings targets, each executive has personal goals which are reviewed and approved by the Human Resources Committee. After year-end results have been confirmed, the Chief Executive Officer reviews with the Human Resources Committee each executive’s performance against the previously established goals. After taking into consideration the Company’s overall revenue and earnings performance, the Human Resources Committee decides upon bonus awards, which are then reported to the full Board. A similar review of the Chief Executive Officer’s performance is conducted annually, and the Human Resources Committee’s proposal for his bonus award is then reviewed and approved by the full Board.

Long-Term Equity Compensation

The long-term incentive compensation for executives presently consists of stock options granted under the 1997 Plan. The grants are designed to assure competitive compensation, to link stockholder and management interests, to reward superior management performance, and to encourage ownership in the Company. The Human Resources Committee reviews at least annually the level of options granted to management and reports to the full Board any such grants.

Chief Executive Officer Compensation

The Chief Executive Officer’s compensation conforms in all respects with the foregoing policies and practices. He has, however, a higher percentage of “at risk” compensation, since his bonus opportunity as a percentage of base salary is greater than other executives and his potential option grants are correspondingly larger.

The Human Resources Committee set Dr. Short’s annual base salary for the year ended December 31, 2001 at $320,000, a 12.7% increase over 2000. Following the Human Resources Committee’s review of Dr. Short’s overall leadership and management of the Company during the year ended December 31, 2001, the Human Resources Committee approved a bonus of $256,000 for 2001, part of which was paid to Dr. Short in February 2002 with the remaining amount to be paid upon the achievement of a specific performance objective. Also, in March 2002, Dr. Short was awarded an option to purchase 100,000 shares of the Company’s common stock.

In its review of Dr. Short’s performance, the Human Resources Committee considered, among other factors, the Company’s many accomplishments during 2001. The Company entered into four new collaborations during 2001 and recorded revenue totaling approximately $36 million, a 48% increase over the prior year. The Company also achieved milestones under its collaborations, advanced additional products toward commercialization, and made several important technological advancements. Additionally, the Company received issued patents covering key areas of its technology and signed several biodiversity access agreements.

Federal Tax Consequences

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements, and binding contracts. As a result, the Human Resources Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Human Resources Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Human Resources Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee is an employee or officer of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Company’s Board or Human Resources Committee.

The Human Resources Committee

James H. Cavanaugh, Ph.D. (Committee Chairman)
Patricia M. Cloherty
Peter Johnson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report of Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Additionally, the Audit Committee Chairman held meetings with management and representatives from the Company’s auditors to review the Company’s quarterly financial press releases prior to issuance. During 2000, the Audit Committee reviewed and adopted an amended written charter for the committee.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits of the Company’s financial statements. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

Donald D. Johnston (Committee Chairman)
Wayne T. Hockmeyer, Ph.D.
Mark Leschly

(1)
The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $75 in cash on February 14, 2000, the date of the Company’s initial public offering, for (i) the Company’s common stock, (ii) the Nasdaq Composite Index, and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the closing price of the last day of each month. The closing price on February 14, 2000 was $75.00 per share and serves as the baseline for the Company’s return calculation rather than its initial public offering price of $24.00. The Company’s closing stock price on December 31, 2001, the last trading day of the Company’s 2001 year, was $14.15.

Comparison of Cumulative Total Return on Investment
Since February 14, 2000

CERTAIN TRANSACTIONS

In November 1999, the Board of Directors implemented a program to allow optionees to early exercise stock options prior to vesting. Six optionees, including Jay M. Short, Ph.D., Karin Eastham, William H. Baum, and Melvin I. Simon, Ph.D. purchased shares of the Company’s common stock pursuant to this program. This stock was subject to repurchase restrictions which lapsed over the same period as the predecessor stock options would have vested. As part of the Company’s agreement to amend the options, the Company agreed to prepare tax election forms for the benefit of the optionees. These tax election forms were not prepared or timely filed and, as a result, the optionees were exposed to substantial potential tax liabilities. In order to minimize the potential adverse tax consequences to the optionees, on February 7, 2000, the Board removed the stock repurchase restrictions on approximately 207,000 shares and agreed to advance funds to the optionees in an amount necessary to provide the cash to pay the individual tax liabilities that resulted from removal of the repurchase restrictions. After consideration of each optionee’s individual tax situation and in order to fairly rectify the effect of the Company’s failure to timely prepare these tax election forms, the Company compensated two optionees, Ms. Eastham and Dr. Simon, in amounts of approximately $92,000 and $159,000, respectively, for the permanent tax liabilities associated with the Company’s failure to complete the filings. The Board also agreed to make full recourse secured loans to the optionees to assist with temporary differences in taxation. The loans carry a market interest rate and are due in 2006, and prepayment is required in specified circumstances. As of December 31, 2001, the Company had loans outstanding of approximately $385,000 to Dr. Short, $266,000 to Mr. Baum, and $356,000 to Ms. Eastham pursuant to this agreement.

The Company employs one of its directors, Melvin I. Simon, Ph.D., as its Resident Scientific Advisor. As the Company’s Resident Scientific Advisor, Dr. Simon serves as strategic advisor to the Company’s research organization, primarily by identifying opportunities for technology development. During 2001, for services rendered to the Company in his capacity as Resident Scientific Advisor, the Company paid Dr. Simon $100,000 in base salary and granted him a stock option under the Company’s 1997 Plan to purchase 100,000 shares of common stock.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY	ORDER OF THE BOARD OF DIRECTORS

Ka	rin Eastham
Sen	ior Vice President, Finance,
Chief Financial Officer, and Secretary

April 2, 2002

DIVERSA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2002

The undersigned hereby appoints Jay M. Short, Ph.D. and Karin Eastham, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Diversa Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 21, 2002 at the Company’s offices located at 4955 Directors Place, San Diego, California 92121, at 1:30 p.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(To be Signed on Reverse Side.)
----------------------------------------------------------------------------------------------------------------------------------------

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
DIVERSA CORPORATION

May 21, 2002

Please Detach and Mail in the Envelope Provided
----------------------------------------------------------------------------------------------------------------------------------------
A [X]    Please mark your                            MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES
              votes as in this                                FOR DIRECTOR AND FOR PROPOSAL 2 LISTED BELOW.
              example

FOR all nominees
listed (except as	WITHHOLD AUTHORITY
marked to the	to vote for all
contrary below).	nominees listed.

☐	☐

PROPOSAL 1:	Nominees:	Peter Johnson
To elect two directors to hold office		Donald D. Johnston
until the 2005 Annual Meeting of Stockholders
and until their successors are elected.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

	FOR	AGAINST	ABSTAIN
PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.	☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

SIGNATURE(S)                                                                        Dated

Note:
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.